Exhibit 10.5

Worldwide Sales Manager

Compensation Plan

FY 2015

For the period from May 1, 2014 through July 31, 2015

1.0	GENERAL TERMS & CONDITIONS

1.1	INTRODUCTION

This 2015 Apigee Corporation Sales Manager Compensation Plan (the “Plan”) has been designated to maximize the earnings potential of individual sales and sales management professionals who consistently exceed their goals and thereby help the Company achieve its business objectives.

1.2	PLAN YEAR

The Plan is effective May 1, 2014 through July 31, 2015 (the “Plan Year”).

1.3	PLAN ELIGIBILITY AND PARTICIPATION

The Plan is applicable to all sales managers employed by the Company (the “Plan Participants”). Each Plan Participant must confirm his or her receipt of the Plan and understanding of its provisions, agree to its term and conditions in writing, and treat the Plan as ‘Apigee Corporation Private & Confidential’ material pursuant to the nondisclosure agreement previously executed by the Plan Participant.

Each Plan Participant MUST sign the Plan Acknowledgment (Attachment I) and return it to the Chief Financial Officer (the “CFO”). Failure to do so will result in delay, or denial, of your compensation payments and, possibly, other remedies.

1.4	PLAN CHANGES AND DURATION

This Plan supersedes all prior Sales Compensation Plans. Its terms may be modified only with the prior written approval of the CFO. While every effort will be made to hold plan changes to a minimum, the Company reserves the right to modify the Plan at any time in order to correct errors, or omissions in the Plan or unanticipated changes to the business environment. Notices of any changes will be made in writing and may be delivered via electronic mail to all Plan Participants that are affected by such changes.

1.5	PLAN INTERPRETATION

The Plan will be interpreted on behalf of the Company by the Vice President of Worldwide Sales and the CFO. The Plan is not intended, and will not be construed as, an employment contract between the Company and the Plan Participant.

1.6	BUSINESS QUALIFICATIONS

Commissions, bonuses, contest payments and quota credit will be earned and paid only on sales that are accepted by the CFO for purposes of “bookings” as specified in the Company’s then current accounting policies (as such accounting policies are interpreted by the CFO).

1.7	TERRITORY ASSIGNMENT

Plan Participants will be assigned a territory by the Vice President of Worldwide Sales.

1.8	TERRITORY MODIFICATION

The Vice President of Worldwide Sales can modify a Plan Participant’s territory at any time for any or no reason upon notice. The Plan Participant whose territory is being modified may receive transitionary commissions and quota credit for sales that occur within his or her original territory during the fiscal quarter (each, a “Quarter”) that the modification is put into effect, if agreed to in writing with the Vice President of Worldwide Sales.

1.9	COMMISSION SHARING

Plan Participants are expected to share information and work cooperatively with each other, whenever appropriate, across territory boundaries. In certain instances it may be appropriate to compensate two Plan Participants across multiple territories that cooperate to achieve sales results. In such circumstances, the Vice President of Worldwide Sales will determine any split of commission if deemed necessary. It is the Company policy that the sum of all commission splits for an individual deal not exceed 100%.

1.10	RENEWALS

Plan Participants will not be entitled to quota credit or commissions for customer contract renewals, regardless of whether or not that customer account is in the assigned territory.

1.11	EVIDENCE OF A DEAL

An authorized representative of the customer must sign the Company’s standard license or service agreement. All changes or modifications to the Company’s standard license agreement must be reviewed and approved by the Apigee Corporation Legal and Finance departments and approved by the CFO. In the event that the customer requires Apigee to sign their license terms and conditions, these terms must be reviewed and approved by the Apigee Corporation Legal and Finance departments and approved by the CFO.

In no event is a Plan Participant authorized to make changes to the Company’s form agreements or to provide customers with modifications to the terms and conditions in the form of a side letter, regardless of whether the modification is written or verbal. All agreements and understandings with the customer must be incorporated into the final signed license or services agreement. The use of side letters is prohibited and is grounds for disciplinary action including the forfeiture of commission and potential termination of employment.

The Company’s CEO or CFO are the only individuals authorized to sign final customer agreements.

All orders (including Purchase Orders, if required by our Customers) must be received by orders@apigee.com, including authorized signatures from both Customer and Company, on or before midnight Pacific Time on the last day of the period (month, quarter, year) in order to count as a Booking for that period.

2.0	COMPENSATION

2.1	QUOTA ASSIGNMENTS

At the beginning of each fiscal period, Plan Participants will be assigned a sales quota (the “Quota”) that will be distributed to the Plan Participant in the form of ATTACHMENT I. A Plan Participant that is hired during the Plan period will be assigned a pro-rated Quota based on his or her hire date. The Quota will remain in effect for the entire plan period. Any and all changes to assigned quotas must be approved in writing by the Vice President of Worldwide Sales and the CFO.

All Quotas will be stated in terms of “Bookings.” Bookings may arise from the license of the Company’s licensed software, maintenance and support, Professional Services and Cloud service offerings, and are defined in more detail below.

2.2	BASE SALARY

Plan Participants will be paid a base salary as determined by the Company. Salary will be paid in accordance with the Company’s regular payroll schedule.

2.3	COMMISSIONS AND ACCELERATORS

For transactions that receive quota credit, Plan Participants will earn a base commission rate and are then eligible for accelerators paid for performance above quota. Commission base rates and accelerator rates are specified on ATTACHMENT I.

2.4	DEFINITION OF BOOKING VALUE

Quota credit is earned based on the Booking Value of a deal. Booking Value is equal to the dollars charged to the customer for the licensed software, Cloud services, maintenance and support fees, and professional services that are revenuable to the Company. Revenuable is defined as meeting the revenue recognition requirements of the Company at the time the order is placed. If acceptance criteria is granted, then the order will not be considered a booking until acceptance has occurred.

Upfront Sales:

For transactions where the customer is paying 100% of the fees upfront, including subscription based transactions and multi-year transactions, the Booking Value is equal to the amount that the customer will be billed upfront for all non-cancelable, non-terminable fees, subject to the following calculation. For multi-year transactions, commission will be calculated at the following rates: 100% quota credit for first year value, 50% quota credit for second year value, and 25% quota credit for third year value. For perpetual license sales, quota credit will only be given for the first year of support fees, regardless of how many years’ support are included in the transaction.

Installment Sales:

For transactions where the customer is paying the fees owed over a period of time, the Booking Value will be equal to the fees scheduled to be paid by the customer for noncancelable, non-terminable transactions for the first twelve months after effective date of the contract. Any fees paid after the initial twelve months are not available for Bookings credit and will be considered a renewal when invoicable. Under no circumstance will a Plan Participant receive more than twelve months commission credit when installment Sales are agreed to with the customer.

Quota credit is earned in the month the transaction is considered booked by Finance.

All OEM transactions are non-commissionable under this plan, and will be compensated on a case-by-case basis.

Professional Services:

Bookings credit associated with professional services will be made once all appropriate documentation has been received (e.g. contract, SOW, PO, etc.) For engagements that will be billed on a Time & Materials basis, the booking credit will be based on the total estimated value of the engagement (subject to the Cap mentioned below.)

Prepayments for future services work will also be considered a booking.

For Training courses, booking credit will be earned for any On-Site course sold or Open Enrollment seats sold in conjunction with a license agreement.

Professional Services Commission Cap: If sold in conjunction with a license transaction, services will be paid at the level of 25% of the license value. For example, if a license transaction is sold for $200,000, then any associated services value will be paid up to $50,000.

If a services transaction is sold as a stand-alone event, then the cap for commission credit is $50,000 for Enterprise accounts and $100,000 for Telco accounts. A “stand-alone” services transaction is any order/PO received for Services that is separated by one month (plus or minus) from a license order (not including renewal orders).

No retroactive commission or quota credit will be given if new first year license or support transactions are subsequently received. Renewals are excluded from determining the historical license and support amounts.

Unpaid SOWs carried over from FY 2014 will be paid in FY15 in the month they are invoiced until the balances reach zero.

2.5	PAYMENT AND EARNING OF COMMISSIONS

100% of the commission value related to a transaction will be paid in the month following the month that a fully executed contract and related paperwork is delivered to and accepted by the Finance Department in accordance to the Company’s then current contract administration policies for contract Booking Values defined above.

Commission payments are processed in the last payroll of each month.

2.6	CUSTOMER ACCOUNTS IN DEFAULT OF PAYMENT TERMS/REVERSAL OF COMMISSIONS AND QUOTA CREDIT

In the event that a Customer is 60 days or more in default of the payment terms specified in the sales contract, all bookings arising from the unpaid amount will be deducted from the Plan Participant’s quota credit and commission calculation if the Company ‘de-books’ the order. Commission credits will be reversed according to the accounting method used to calculate the original commissions. Quota credit will be reversed at the same time that the Company reverses the booking. If the order is subsequently paid for, commission credit will be recovered at 75% of the original value.

2.7	RECOVERY OF COMMISSIONS AND BONUSES

The Company will be entitled to recover from a Plan Participant, including any Plan Participant that is no longer eligible to participate in the Plan, 100% of any reversed commissions and, if applicable, any bonuses that were based on such reversed commissions (the “Recoverable Payment”). The Company will deduct up to 100% of any Recoverable Payment from any future commission, bonus and contest payments earned by the Plan Participant until the Recoverable Payment has been recovered in full.

3.0	TERMINATION

3.1	FINAL COMPENSATION

If a Plan Participant’s employment as an active sales manager is terminated for any reason, voluntary or involuntary, including, without limitation, if the Plan Participant’s employment is terminated, or he or she commences a leave of absence or other inactive employment status, or if he or she assumes a non-sales role with the Company, he or she will no longer be eligible to participate in the Plan as of the date of such termination (the “Termination Date”).

All Quota credits and commissions for future bookings, e.g., those related to installment sales, extended payment terms or other arrangements will be irrevocably forfeited upon the Termination Date.

Notwithstanding any other provision of the Plan, the Company will offset up to 100% of any Recoverable Payment from any commission, bonus, contest payments, base salary, unused vacation credit, expense reimbursement and other amounts owed by the Company to the Plan Participant upon the Termination Date until the Recoverable Payment has been recovered in full. Any Recoverable Payment in excess of the amount to offset is immediately due and payable to the Company by the Plan Participant upon the Termination Date.

3.2	RECOVERABLE COMMISSIONS

If the Plan Participant has a negative commission balance on his or her Termination Date due to mistakes, commission overpayments, recoverable commission amounts, cancellations or charge-backs or any other causes, these amounts become immediately due and payable to the Company by the Plan Participant upon the Termination Date.

ATTACHMENT I

FISCAL 2015 PLAN ACKNOWLEDGEMENT

PLAN PARTICIPANT’S NAME:

This fully completed Plan Acknowledgment must be signed and returned to the CFO to ensure proper and prompt commission payments.

The Plan Participant named is eligible to participate in the Apigee 2015 Sales Manager Compensation Plan. The Plan is not intended as, and will not be construed to imply, a contract of employment between the Plan Participant and the Company. All interpretations of the Plan by the Vice President of Worldwide Sales and/or the CFO are final, binding and are not subject to appeal. The Company reserves the right to modify or terminate the Plan at any time, for any or no reason, with or without notice. No payment will be made under the Plan until the Plan Participant has met all the terms and conditions of the Plan and the Plan Participant has signed and returned this Plan Acknowledgment to the CFO.

I, the undersigned Plan Participant, have received, read, and fully understand the contents of the Apigee 2015 Sales Manager Compensation Plan and acknowledge and agree to its terms and conditions.

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